Exhibit 4.34

Investment Cooperation Agreement

No.: SK-LX 210720

This Investment Cooperation Agreement (hereinafter referred to as “this Agreement”) is entered into by and among the following parties in Liandu District, Lishui City, Zhejiang Province on July 27, 2021:

Party A 1: Pan Heyong, ID No.: ******************;

Party A 2: Jiang Lihua, ID No.: ******************;

Party A 3: Pan Xinxin, ID No.: ******************;

Party A 4: Wang Qingqing, ID No.: ******************;

Party A 5: Pan Heshi, ID No.: ******************;

Party A 6: Zhao Zeping, ID No.: ******************;

Party A 7: Ye Fuying, ID No.: ******************;

Party A 8: Jiang Haitao, ID No.: ******************;

Party A 9: Jiang Songtao, ID No.: ******************;

Party A 10: Jiang Hongtao, ID No.: ******************;

(hereinafter collectively referred to as “Party A”);

Party B: Zhejiang Lishui Mengxiang Education Development Co., Ltd., Unified Social Credit Code: 913311007315134241; a limited liability company legally incorporated and validly existing in Lishui, China; Address: No. 818 Hua Yuan Road, Liandu District, Lishui City, Zhejiang Province (hereinafter referred to as “Mengxiang Education”)

Party C: Beijing Shangkun Education Technology Development Co., Ltd., Unified Social Credit Code: 91110116MA007C0F09; a limited liability company legally incorporated and validly existing in Beijing; Address: Room 402, 4F, Main Building, No. 22 Baiqiao Avenue, Dongcheng District, Beijing (hereinafter referred to as “Shangkun Kefa”)

Party D 1: Beijing Shangkun Education Holdings Group Co., Ltd., Unified Social Credit Code: 9111000005726164XY; a limited liability company legally registered and validly existing in Beijing, China; Address: Room 405, Main Building, 22 Baiqiao Avenue, Dongcheng District, Beijing (hereinafter referred to as “Shangkun Group”);

Party D 2: Beijing Dongcheng District Shangkun Education High-Tech Vocational Training School, Unified Social Credit Code: 52110101788600289K; a private non-enterprise unit legally incorporated and validly existing in Beijing, PRC, Address:1/F Federation of Industry Building, No. 22 Baiqiao Avenue, Guangqumennei, Dongcheng District, Beijing;

Party D 3: Beijing Changping District Shangkun Vocational Training School, Unified Social Credit Code:52110114MJ0351547D; a private non-enterprise entity registered and lawfully and validly existing in Beijing, the PRC; Address: Building No.20, No.21 South Street, Nankou Town, Changping District, Beijing;

Party D 4: Langfang City Rail Transit Technical School, Unified Social Credit Code: 52131000336152016W; a private non-enterprise unit legally incorporated and validly existing in Langfang, China; Address: Middle Langwan Road, Guangyang District, Langfang City, Hebei Province;

Party D 5: Langfang High-Tech Vocational Training School, Unified Social Credit Code: 52131000MJ0850709N, a private non-enterprise unit duly incorporated and validly existing in Langfang, China, Address: 2/F Administrative Office Building, South Campus of Petroleum Vocational Technology College, Langfang, Hebei Province (No. 2 Yongxing, Anci District);

Party D 6: Kaifeng Zhongyuan City Rail Transportation Technical School, Unified Social Credit Code: 52410200MJY11237X6; a private non-enterprise unit legally registered and validly existing in Kaifeng, China; Address: No.1 Daguotun, Yuwangtai District, Kaifeng;

Party D 7: Tianjin, Binhai New Area Bohai Vocational Training School, Unified Social Credit Code: 52120116MJ0678427G; a private non-enterprise unit duly incorporated and validly existing in Tianjin, China; Address: 2F, Administrative Building, and 1 and 2/F of Seventh Teaching Building, No. 51 Jinshi Road, Dagang, Binhai New Area, Tianjin;

Party D 8: Qingdao Shinan District Binhai Vocational Training School, Unified Social Credit Code: 52370202MJD879417A; a private non-enterprise unit legally incorporated and validly existing in Qingdao, China, Address: No. 8 Minjiang Third Road, Shinan District, Qingdao, Shandong;

(hereinafter collectively referred to as “Party D”).

(The above Parties are hereinafter collectively referred to as the “Parties” and each a “Party”.)

Whereas:

1. Party A 2 to Party A 10 are relatives of Party A 1 (hereinafter referred to as “Relatives of Party A 1”). Party A covenants that the equity interests, sponsor interests or other interests in the relevant legal subjects held by, and the directors, council members or other positions held by, the Relatives of Party A 1, Chen Jing (ID No.: ******************), Xu Jianling (ID No.: ******************), Zhang Mengdi (ID No.: ******************), Yi Yongxia (ID No.: ******************), Luan Weidong (ID No.: ******************), Luan Zhijiang (ID No.: ******************), Wang Fengming (ID No.: ******************) and He Yannan (ID No.: ******************) (Chen Jing and other seven natural persons hereinafter collectively referred to as the “Nominal Interest Owners”) shall be held or act as entrusted by Party A. Party A 1 is legally entitled to all and the entire equity interest, sponsor interest and other relevant interests of the relevant legal persons vested in Party A and the Nominal Interest Owners as listed in Annex1;

2. Party A will complete the integration of the vocational education, consulting and training, human resources and relevant business operated by the legal entities listed in Annex1 (hereinafter referred to as “Business”) prior to December 31, 2021 so that the Business directly or indirectly operated by Party A will be operated through Shangkun Kefa or the legal entities which directly or indirectly controlled by Shangkun Kefa. Party A and its Affiliates will no longer operate the same or similar business as Shangkun Kefa or the legal entities which directly or indirectly controlled by Shangkun Kefa (hereinafter referred to as “Internal Restructuring”);

3. Party A will systematically sort out and standardize the financial affairs of the legal entities listed in Annex1 to ensure that the accounting firm designated or recognized by Mengxiang Education will be able to audit the 2021 and 2022 financial conditions of Shangkun Kefa and the legal entities directly or indirectly controlled by it that have completed the Internal Restructuring and issue audit reports with standard unqualified opinions (hereinafter referred to as “Financial Standardization”);

4. Mengxiang Education intends to invest in the Business operated by Party A by investing in the equity interest in Shangkun Kefa and is willing to provide Shangkun Kefa with a loan convertible into the equity interest of the Company (hereinafter referred to as the “Convertible Loan”) in accordance with this Agreement;

5. Party A and Shangkun Kefa intend to introduce Mengxiang Education as the shareholders of Shangkun Kefa and are willing to accept the Convertible Loan from Mengxiang Education;

6. Party D is an important business operator or a private non-enterprise entity listed in Annex1 and is willing to be bound by the provisions hereof.

Therefore, in accordance with the Civil Code of the People’s Republic of China, the Company Law of the People’s Republic of China and other relevant laws and regulations, the Parties, through friendly negotiation, have reached the following consensus with respect to this investment cooperation and entered into this Agreement.

Article I. Prerequisite for Mengxiang Education’s Cooperation in this Investment

1. Mengxiang Education’s cooperation in this investment is based on the following representations and warranties of Party A, Shangkun Kefa and Party D:

(1) All the equity interest, sponsor’s interest and other relevant interests in the relevant legal entities as set forth in Annex1 held by any of Relatives of Party A 1 and the Nominal Interests Owners shall be held by Party A 1 on behalf of Party A 1; Party A 1 shall be entitled to all and the complete equity interest, sponsor’s interest and other relevant interests in the relevant legal entities as set forth in Annex1 vested in Party A and the Nominal Interests Owners, and the legal entities set forth in Annex1 have included all the persons that are directly or indirectly operated by Party A 1 and any of Relatives of Party A 1;

(2) As of the Execution Date hereof, all materials provided or explanations made by Party A, Shangkun Kefa and Party D to Mengxiang Education, including without limitation, the Annex hereto, are true, accurate and complete;

(3) Party A, Shangkun Kefa and Party D undertake to commence an Internal Restructuring in the manner and at the time set forth in Annex1 immediately after the date on which the first installment of the Convertible Loan is received for the first time and complete the Internal Restructuring prior to December 31, 2021, including, without limitation, the completion of deregistration of the relevant entities, the change of registration of shareholders or sponsors, the change of directors (members of the council) and other work;

(4) Party A, Shangkun Kefa and Party D undertake to commence financial restructuring immediately after the date on which the first installment of the Convertible Loan is received for the first time and complete the financial restructuring prior to December 31, 2021, so as to procure the accounting firm designated or recognized by Mengxiang Education to be able to audit the 2021 and 2022 financial conditions of Shangkun Kefa and the legal entities which directly or indirectly controlled by it that have completed its Internal Restructuring and issue audit reports with standard unqualified opinions;

(5) Party A, Shangkun Kefa and Party D agree to accept the staff dispatched by Mengxiang Education after the date on which the first installment of the Convertible Loan is received for the first time. Such staff dispatched by Mengxiang Education shall have the right to supervise Internal Restructuring, Financial Standardization, personnel adjustment, business development and other things, give opinions and suggestions and engage in the banking business and custody of the financial chop of the business operator. Party A, Shangkun Kefa and Party D shall accept such services. Two months after the date on which the first installment of the Convertible Loan is received for the first time, upon the request of Mengxiang Education, Party A, Shangkun Kefa and Party D shall provide Mengxiang Education with the financial statements and operation status of the entity engaged in the Business prior to the fifth day of each month, and the financial statements and operation status for the corresponding periods within 10 days after the end of each quarter, 15 days after the end of each semi-year and 45 days after the end of each year.

(6) Party A, Shangkun Kefa and Party D covenant to continue to operate the Business in good faith through Shangkun Kefa and the legal subjects which directly or indirectly controlled by it and use their best efforts to cause the operation of Shangkun Kefa to be in compliance with regulations and the business performance of Shangkun Kefa steadily improved;

(7) Party A covenants that it shall actually be entitled to part of the sponsor’s rights and interests of Anhui Tourism Vocational College and the cooperative rights and interests of Hainan Jiaotong Senior Skilled Workers School and Henan Foreign Trade School; during the period from the date hereof to the expiration of the period during which Mengxiang Education exercises the first installment of the Convertible Loan to equity in accordance with this Agreement and Mengxiang Education fails to exercise relevant rights or, upon request of Mengxiang Education, Shangkun Kefa pays off the Convertible Loan in full and the interest accrued thereon, without the prior written consent of Mengxiang Education, Party A shall not dispose of the rights and interests it holds as the sponsor of Anhui Tourism Vocational College or the cooperative rights and interests of Hainan Jiaotong Senior Skilled Workers School and Henan Foreign Trade School.

(8) Party A, Shangkun Kefa and Party D agree that, during the period from the date on which the first installment of the Convertible Loan is received for the first time to the expiration of the period during which Mengxiang Education exercises the first installment of the Convertible Loan to equity in accordance with this Agreement and Mengxiang Education fails to exercise relevant rights or, upon request of Mengxiang Education, Shangkun Kefa and Party D shall not discuss investment or cooperation matters with any third party the same as or similar to the investment cooperation matters hereunder, without the prior written consent of Mengxiang Education.

Article II. Internal Restructuring and Financial Standardization

1. The principle of Internal Restructuring shall be that the Business directly or indirectly operated by Party A shall be changed to be operated by Shangkun Kefa or other legal subjects which directly or indirectly controlled by Shangkun Kefa free of charge or at the lowest price permitted by relevant laws and regulations, and relevant taxes and fees arising therefrom shall be borne by Party A and the interests of Shangkun Kefa or other legal subjects directly or indirectly controlled by Shangkun Kefa shall not be impaired. Party A and its affiliates shall not directly or indirectly operate the Business in any manner other than through Shangkun Kefa and the legal subjects directly or indirectly controlled by it.

2. The Internal Restructuring shall include: change the equity interest held by the relevant legal subjects to Shangkun Kefa or the legal subjects directly or indirectly controlled by it, change the sponsor of the relevant legal subjects to Shangkun Kefa or the legal subjects directly or indirectly controlled by it (if sponsor cannot be changed due to objective reasons, the directors (council members) of the relevant legal subjects shall be changed to the natural persons approved by Mengxiang Education), and transfer the Business (including without limitation, the relevant assets, personnel and business contracts) operated by the relevant legal subjects to Shangkun Kefa or the legal subjects directly or indirectly controlled by it.

3. The Internal Restructuring process shall be subject to the supervision by Mengxiang Education. Mengxiang Education shall have the right to give opinions and suggestions on the Internal Restructuring plan provided that such opinions and suggestions shall not violate the principles and methods of the Internal Restructuring set forth herein, and Party A, Shangkun Kefa and Party D shall accept such opinions and suggestions. The Internal Restructuring plan and the change thereof shall be subject to the prior written consent of Mengxiang Education. Party A, Shangkun Kefa and Party D shall provide Mengxiang Education with relevant materials to evidence that the Internal Restructuring has been completed in accordance with this Agreement. The Internal Restructuring shall be deemed to have been completed only after the examination and confirmation by Mengxiang Education.

4. After the date on which the first installment of the Convertible Loan is received for the first time, Party A, Shangkun Kefa and Party D shall immediately start Financial Standardization. All financial receipts and payments shall be conducted through corporate accounts, and shall be subject to the supervision by Mengxiang Education. Any single expenditure by all Persons engaged in the Business in excess of RMB 100,000 (unless otherwise specified, the currency unit herein shall be Renminbi) or disposal of assets with a value of over RMB 50,000 shall be subject to the examination and approval by the person designated by Party B.

5. After the date on which the first installment of the Convertible Loan is received for the first time, all transactions between Party A or its affiliates and operators of the Business shall be submitted to Mengxiang Education for prior confirmation, and shall be priced based on the arm’s length principle.

6. The Parties agree that before Mengxiang Education holds more than 50% of equity interest in Shangkun Kefa, Party A 1 or its designated person shall retain the capacity of the chairman/executive director of Shangkun Kefa.

7. The Parties agree that before Mengxiang Education holds two thirds of equity interest in Shangkun Kefa, Party A 1 or its designated person shall retain the capacity of general manager of Shangkun Kefa, provided that the specific responsibilities and authority shall be decided by the then board of directors of Shangkun Kefa.

8. After the date on which the first installment of the Convertible Loan is received for the first time, material business operation decisions and material contracts executed by Shangkun Kefa and Party D (including, without limitation, all contracts relating to loans, security, mortgage, financing, equity interests or sponsors’ rights and interests, all contracts relating to joint operation of schooling, entrusted operation, entrusted operation, daily business contracts with a contract amount of more than RMB 500,000, and other significant contracts) shall not be executed unless the written consent of Mengxiang Education is obtained.

9. During the transition period from the execution of this Agreement to the date on which the first installment of the Convertible Loan is received for the first time, Party A, Shangkun Kefa and Party D shall operate the relevant business in good faith; their acts shall be limited to the daily business operation and preparation for Internal Restructuring and Financial Standardization stipulated herein, and shall not be engaged in any act in violation of this Agreement or detrimental to the interests of Mengxiang Education.

Article III. Payment and Use of Convertible Loan

1. Shangkun Kefa shall open a bank account with a bank designated or recognized by Mengxiang Education within 10 days after the execution of this Agreement. Such bank account shall be jointly held by Mengxiang Education. The total amount of Convertible Loan to be provided by Mengxiang Education to Shangkun Kefa in accordance with this Agreement shall be RMB 300,000,000.

2. The first installment of the Convertible Loan shall be RMB100,000,000, of which: (1) RMB 75,000,000 may be used by Party A for the repayment of loans and other amounts (the payment plan shall be set forth in Annex2. Mengxiang Education shall pay such amount to Shangkun Kefa within 10 workdays after the satisfaction of the conditions for the payment of the first installment of the Convertible Loan, and then Shangkun Kefa shall pay such amount to Party A 1 or the third party designated by Party A 1, who shall thereafter make payment in accordance with the Compliance Requirements; if the nominal payer of such amount is Shangkun Kefa, upon examination and confirmation by Mengxiang Education, such amount may be directly paid by Shangkun Kefa in accordance with the Compliance Requirements; provided, however, that the ultimate obligor of such payment obligation shall be Party A 1); (2) RMB 25,000,000 shall be used for the daily business development of Shangkun Kefa (Mengxiang Education shall pay such amount to Shangkun Kefa within 10 workdays after the satisfaction of the conditions for the payment of the first installment of the Convertible Loan, and then Shangkun Kefa shall make payment in accordance with the Compliance Requirements). The payment conditions for the first installment of the Convertible Loan shall be that (1) the escrow account shall have been opened; (2) the matters set forth in Articles 5.3, 5.4, 5.5 and 5.6 hereof shall have been completed; and (3) Party A, Shangkun Kefa and Party D shall have submitted to Mengxiang Education the documents to support the completion of the aforesaid two matters and shall have been examined and confirmed by Mengxiang Education. Notwithstanding the foregoing provisions and the payment plan, all the Convertible Loan amount may be withdrawn only after being examined and confirmed by Mengxiang Education in advance. In order not to affect the normal operation of Shangkun Kefa, subject to the fact that none of Party A, Shangkun Kefa and Party D breaches this Agreement, the minimum usage term of the first installment of the Convertible Loan shall be one year from the date on which the initial amount of the first installment of the Convertible Loan is received in the escrow account, and Mengxiang Education shall not request Shangkun Kefa to repay the Convertible Loan during the minimum usage term of the first installment of the Convertible Loan without reasonable grounds.

3. Subject to the fact that none of Party A, Shangkun Kefa and Party D breaches this Agreement, Mengxiang Education shall have the right to provide Shangkun Kefa with the amount of RMB 100,000,000 as the second installment of the Convertible Loan no later than 10 workdays prior to the Completion Date of the Internal Restructuring of Shangkun Kefa based on the actual conditions of Shangkun Kefa. Party A shall have the right to dispose of no more than half of the second installment of the Convertible Loan Amount for reasonable expenses of Party A (including the continuous repayment of the debts listed in Annex 2); provided, however, that it shall submit the use plan to Mengxiang Education and obtain the consent of Mengxiang Education in advance.

4. Subject to the fact that none of Party A, Shangkun Kefa and Party D breaches this Agreement, Mengxiang Education shall have the right to provide Shangkun Kefa with the amount of RMB 100,000,000 as the third installment of the Convertible Loan no later than December 31, 2022 based on the actual conditions of Shangkun Kefa. Party A shall have the right to dispose of no more than half of the third installment of the Convertible Loan Amount for reasonable expenses of Party A (including the continuous repayment of the debts listed in Annex2, if any); provided, however, that it shall submit the use plan to Mengxiang Education and obtain the consent of Mengxiang Education in advance.

Article IV. Arrangement for Transfer of Convertible Loan and Exercise of Controlling Interest in Mengxiang Education Investment

1. The Parties agree that, provided that the audited net profit of Shangkun Kefa in 2021 is no less than RMB 40,000,000 and the audited net profit of 2022 is no less than RMB 50,000,000, the pre-money valuation of Shangkun Kefa that has completed its Internal Restructuring and standardized financial management shall be RMB 320,000,000 (it being clarified that such valuation is based on the premise that all the debts set forth in Annex 2 shall be borne by Party A 1, and the Person operating the Business shall not bear such debts, regardless of whether such debts are owed in the name of the subjects operating the Business); if the audited net profit of Shangkun Kefa in 2021 is less than RMB 40,000,000, the pre-money valuation of Shangkun Kefa shall be reduced accordingly and the pre-money valuation of Shangkun Kefa shall be RMB320,000,000 * (the audited actual net profit of Shangkun Kefa in 2021 /RMB 40,000,000) (hereinafter referred to as the “First Adjustment”); if the audited net profit of Shangkun Kefa in 2022 is less than RMB 50,000,000, the pre-money valuation of Shangkun Kefa shall be reduced accordingly and the pre-money valuation of Shangkun Kefa shall be RMB320,000,000 * (the sum of the audited actual net profit of Shangkun Kefa in 2021 and the audited actual net profit of Shangkun Kefa in 2022/RMB90,000,000) (hereinafter referred to as the “Second Adjustment”); if the valuation after the Second Adjustment is higher than the valuation after the First Adjustment, no Second Adjustment shall be made.

2. Mengxiang Education shall have the right to select, after the date on which the first installment of the Convertible Loan is received for the first time, prior to April 30, 2023 or April 30, 2023, or 30 days after the date on which an accounting firm designated or recognized by Mengxiang Education shall have audited the financial conditions of Shangkun Kefa and the legal subjects which directly or indirectly controlled by it for years 2021 and 2022 that have completed its Internal Restructuring and issued audit reports with standard unqualified opinions( whichever is later), to convert some or all of the Convertible Loan into equity investment in Shangkun Kefa. The conversion shall be conducted by applying the 50% of the Convertible Loan Amount to be converted to the equity interest in Shangkun Kefa at the valuation determined in Article 4.1 to acquire the equity interest in Shangkun Kefa held by Party A; and applying 50% of the Convertible Loan to be converted into equity interest in Shangkun Kefa at the valuation determined in Article 4.1 to increase the registered capital of Shangkun Kefa. Mengxiang Education shall decide whether to exercise the conversion right in the full amount of the first installment of the Convertible Loan of RMB 100,000,000 before the expiration of 15 months from the date on which the first installment of the Convertible Loan is received for the first time; and the conversion right may be exercised with respect to the second and third installments of the Convertible Loan in part or in whole; provided that no later than April 30, 2023, or 30 days after the date on which an accounting firm designated or recognized by Mengxiang Education shall have audited the financial conditions of Shangkun Kefa and the legal subjects which directly or indirectly controlled by it for years 2021 and 2022 that have completed its Internal Restructuring and issued audit reports with standard unqualified opinions( whichever is later). If Mengxiang Education fails to exercise the right to convert the Convertible Loan as scheduled, Party A and Shangkun Kefa shall have the right to unilaterally rescind this Agreement after they repay the Convertible Loan received and the interest accrued thereon.

3. Party A, Shangkun Kefa and Party D covenant that Mengxiang Education shall have the right to acquire the controlling equity interest in Shangkun Kefa by increasing the capital of Shangkun Kefa and/or accepting transfer of equity interest based on the pre-money valuation of Shangkun Kefa as determined in Article 4.1 hereof concurrently with or after Mengxiang Education exercises the conversion right. Mengxiang Education shall first invest and control the equity interest based on the pre-money valuation of Shangkun Kefa at the time of its exercise of the controlling equity interest plus the amount of the capital increase. If the pre-money valuation of Shangkun Kefa is decreased thereafter according to Article 4.1 hereof, the equity interest in Shangkun Kefa receivable by Mengxiang Education by exercising the controlling equity interest shall be increased accordingly. Unless Mengxiang Education’s equity interest in Shangkun Kefa exceeds 66% pursuant to the share transfer arrangements set forth in Articles 4.1 and 4.2 hereof, after Mengxiang Education has acquired 66% of the equity interest in Shangkun Kefa in the aggregate by the means set forth herein, it shall determine the then valuation of Shangkun Kefa through negotiation with the other shareholders of Shangkun Kefa.

4. Party A, Shangkun Kefa and Party D covenant that before Mengxiang Education exercises the conversion right, Shangkun Kefa and any Person operating the Business shall not conduct any dividend distribution in any form; after Mengxiang Education exercises the conversion right, if Shangkun Kefa and any Person operating the Business intend to conduct any dividend distribution in any form, they shall obtain the prior consent of Mengxiang Education.

5. The Parties agree that, if the audited net profit of Shangkun Kefa in 2021 is less than RMB 30,000,000 or the audited net profit of 2022 is less than RMB 40,000,000, Mengxiang Education shall have the right to request Party A to repurchase the equity interest in Shangkun Kefa held by Shangkun Kefa through its exercise of the conversion right or investment control in accordance with this Agreement. The repurchase price shall be determined in accordance with the following formula:

Repurchase price = Total investment amount of Mengxiang Education (Bond Conversion Price + Capital Increase Price + Equity Transfer Price) × (1 + 8% × number of days from the date on which the investment amount is paid to the repurchase date/365). Repurchase Date means the date on which Mengxiang Education receives the repurchase price in full.

If Party A has transferred its equity interest to the other parties, Party A shall ensure that the transferee will continue to perform its repurchase obligation; if the transferee refuses to perform such repurchase obligation, Party A shall pay the repurchase price to Mengxiang Education.

6. Party A, Shangkun Kefa and Party D covenant that they fully understand the compliance requirements for investment by Mengxiang Education as a wholly-owned subsidiary of a listing company, and fully cooperate with Mengxiang Education and the legal, audit, appraisal and other intermediaries engaged by Mengxiang Education to conduct legal due diligence, financial audit and asset appraisal of Shangkun Kefa and other relevant legal parties after Mengxiang Education plans to exercise the Bond Conversion Price and Investment controlling equity, shall make best efforts to cause Mengxiang Education to exercise the Bond Conversion Price and investment controlling equity, and shall not take any action detrimental to Mengxiang Education’s exercise of the Bond Conversion Price and investment controlling equity; Party A, Shangkun Kefa and Party D covenant that they shall cooperate to pass the relevant resolutions of shareholders’ meetings and directors (council members) meetings, execute the relevant capital increase agreement, equity transfer agreement and Articles of Association, complete the relevant change registration formalities, approve Mengxiang Education to appoint directors to Shangkun Kefa in proportion to Mengxiang Education’s shareholding percentage (if Mengxiang Education becomes the largest shareholder of Shangkun Kefa, a majority of the directors on the board of directors of Shangkun Kefa shall be appointed by Mengxiang Education), and grant to Mengxiang Education the right of first refusal, drag-along right, tag-along right, repurchase right and other preferential rights generally granted to investors.

7. Party A, Shangkun Kefa and Party D covenant that, during the period from the date on which the first installment of the Convertible Loan is received for the first time to Mengxiang Education’s exercise of the conversion right and investment controlling interest, without the prior written consent of Mengxiang Education, Shangkun Kefa discovers that its Shareholders shall not directly or indirectly transfer their equity interest in Shangkun Kefa (including, without limitation, directly or indirectly cause change in the equity structure of Shangkun Kefa by means of equity transfer, capital increase or decrease), or create pledge or any other encumbrance on such equity interest; if Mengxiang Education consents to the transfer in writing in advance, the transferee shall issue a consent letter, agreeing to continue the performance of the transferor’s obligations hereunder.

8. Party A, Shangkun Kefa and Party D covenant that, when Mengxiang Education exercises the conversion right and investment controlling interest, Shangkun Kefa and its then shareholders shall make to Mengxiang Education in the definitive investment documents the representations and warranties generally made to the Investor, including, without limitation, the following:

(1) ensure that all materials and documents provided and the descriptions made are true, accurate and complete;

(2) If Shangkun Kefa and the legal subjects which directly or indirectly controlled by it are required to pay additional taxes, administrative penalties, litigation indemnities, social insurance premium and housing fund due to matters occurring before Mengxiang Education exercises the conversion right, the shareholder of Shangkun Kefa undertakes to bear all such amounts;

(3) If Shangkun Kefa and the legal subjects which directly or indirectly controlled by Shangkun Kefa has any hidden, contingent and undisclosed debts and external security, the shareholder of Shangkun Kefa undertakes to assume all relevant liabilities;

(4) other representations and warranties which shall be made by the founding shareholders or the actual controllers of the company generally.

Article V. Return of Convertible Loan and Security Measures

1. If Party A, Shangkun Kefa or Party D breaches the provision of the Convertible Loan by Mengxiang Education in Article I hereof or breaches any other provisions of this Agreement, Mengxiang Education shall have the right to request Shangkun Kefa to refund the Convertible Loan amount and the interest thereon calculated at the rate of 8% per annum at any time. Shangkun Kefa shall pay off the Convertible Loan and such interest within seven days after the receipt of written notice from Mengxiang Education.

If Shangkun Kefa fails to meet the net profit target for 2021 or 2022 as set forth in Article 4.1 hereof, or there is sufficient evidence indicating that Shangkun Kefa is expected to be unable to meet the net profit target for 2021 or 2022 as set forth in Article 4.1 hereof, Mengxiang Education shall have the right to request Shangkun Kefa to refund the Convertible Loan amount and the interest thereon calculated at the rate of 8% per annum at any time, provided that the minimum use period of the first installment of the Convertible Loan Payment as set forth in Article 3.2 hereof is not breached. Shangkun Kefa shall pay off the Convertible Loan and such interest within seven days after the receipt of written notice from Mengxiang Education.

If Shangkun Kefa fails to meet the net profit target for 2021 or 2022 as set forth in Article 4.5 hereof, or there is sufficient evidence indicating that Shangkun Kefa is expected to be unable to meet the net profit target for 2021 or 2022 as set forth in Article 4.5 hereof, Mengxiang Education shall have the right to request Shangkun Kefa to refund the Convertible Loan amount and the interest thereon calculated at the rate of 8% per annum at any time. Shangkun Kefa shall pay off the Convertible Loan and such interest within seven days after the receipt of written notice from Mengxiang Education.

2. None of Party A, Shangkun Kefa or Party D has violated the provisions of Article I hereof with respect to the provision of the Convertible Loan by Mengxiang Education or other provisions of this Agreement, and Mengxiang Education decides not to exercise the converted equity upon the expiration of the transfer period set forth in Article 4.2 hereof, Mengxiang Education shall also have the right to request Shangkun Kefa to refund the Convertible Loan amount and the interest thereon calculated at the rate of 8% per annum at any time. Shangkun Kefa shall pay off the Convertible Loan and such interest within seven days after the receipt of written notice from Mengxiang Education.

3. After the execution of this Agreement and before the payment by Mengxiang Education of the Convertible Loan, Party A and Party D shall complete the industrial and commercial registration procedures for the pledge of their equity interests in Shangkun Kefa, Shangkun Group and Anhui Travel Service Construction Co., Ltd. (hereinafter referred to as “Anhui Travel Service”) to Mengxiang Education, among which the equity interests in Shangkun Kefa and Shangkun Group pledged to Mengxiang Education shall account for 100% of all equity interests in Shangkun Kefa and Shangkun Group, and the equity interests in Anhui Travel Service pledged to Mengxiang Education shall account for 30% of all equity interests in Anhui Travel Service which shall not exceed the percentage of direct or indirect equity interests held by Party A in Anhui Travel Service (but the equity interests in Anhui Travel Service directly or indirectly held by Party A may be reduced to less than 30% as a result of negotiations with the relevant governmental authorities or state-owned enterprises of Yingshang County, Mengxiang Education agrees to cooperate in performing the cancellation of partial pledge or other related procedures) to secure the repayment obligation of Shangkun Kefa as set forth in Articles 5.1 and 5.2 hereof.

4. After the execution of this Agreement and before the payment by Mengxiang Education of the Convertible Loan, Party A and Party D shall add two council members appointed by Mengxiang Education as the council members of a private non-enterprise entity proposed to be reorganized to the Shangkun Kefa system in accordance with Annex 1 hereto and complete filing procedures with the competent authorities (Party A and Party D acknowledge that the council of such private non-enterprise entity shall consist of five council members, including two council members appointed by Mengxiang Education), until Shangkun Kefa has performed its repayment obligation in accordance with Articles 5.1 and 5.2 hereof.

5. Party A 1 to Party A 4 agree to assume joint and several liability for security for the repayment obligation of Shangkun Kefa under Articles 5.1 and 5.2 hereof. Party A 1 to Party A 4 agree that, within 10 days after the mortgage procedures for the property listed in Annex 3 can be completed, the property shall be mortgaged to Mengxiang Education as secure repayment obligation of Shangkun Kefa under Articles 5.1 and 5.2 hereof. Party A 1 to Party A 4 further agree that, without the prior consent of Mengxiang Education, before Shangkun Kefa has fully performed its repayment obligation under Articles 5.1 and 5.2 hereof, it shall not dispose of the property listed in Annex 3. The Parties agree that, for the purpose of completion of the aforesaid property mortgage registration and protection of the exercise of the mortgage right by Mengxiang Education, Mengxiang Education shall have the right to designate its Affiliates to separately enter into a loan and mortgage and security agreement (See Annex 4 for details) with Shangkun Kefa and the relevant mortgagors based on the requirements of the competent authority in charge of property mortgage registration. Such loan and mortgage and security agreement are only for the purpose of mortgage registration. In the event of any inconsistency between such loan and mortgage and security agreement and this Agreement, including, without limitation, the borrower, the amount of the loan, the term of the loan, the amount of the principal debt secured by mortgage, etc., this Agreement shall prevail. Notwithstanding the foregoing, Mengxiang Education shall have the right to elect its designated person to exercise the mortgage right against the Mortgagor in accordance with such loan and mortgage and security agreement so as to ensure the interests of Mengxiang Education hereunder (it shall not exceed the interests of Mengxiang Education hereunder).

6. Party A undertakes that, after the execution of this Agreement and before Mengxiang Education pays the Convertible Loan, the Nominal Interest Owners (except that Yi Yongxia cannot be contacted due to his/her departure) shall provide Mengxiang Education with undertaking, specifying that the equity interest, sponsor interest or other interest held by them as set forth in Annex 1 as well as directors, council members or other positions shall be held upon entrustment by Party A. Party A 1 is legally entitled to all and the entire equity interest, sponsor interest and other relevant legal subjects’ interest as listed in Annex1 and agrees to unconditionally cooperate with all procedures, including the equity transfer, change in sponsor, change in directors and change in council members, transfer of business and other matters, of the relevant legal subjects based on the Internal Restructuring plan confirmed by Mengxiang Education.

Article VI.Bearing of Expenses

1. Unless otherwise stipulated herein, any taxes and fees payable by the Parties for the performance of this Agreement shall be borne by the Parties respectively in accordance with the relevant laws and regulations.

Article VII. Amendment, Rescission and Liabilities for Breach of Agreement

1. Unless agreed upon through negotiation or in compliance with laws, regulations or this Agreement, none of the Parties to this Agreement may amend or rescind this Agreement. Any amendment or rescission of this Agreement shall be made in writing jointly by Mengxiang Education, Party A 1 and Shangkun Kefa. The relatives of Party A 1 and Party D agree to authorize Party A 1 to consult with Mengxiang Education and Shangkun Kefa on their behalf on the amendment or rescission of this Agreement and to sign such amendment or rescission agreement on their behalf.

2. Unless otherwise stipulated by this Agreement, this Agreement may be rescinded in the following circumstances:

(1)	Mengxiang Education, Party A 1 and Shangkun Kefa unanimously consent to the termination in writing;

(2)	the purpose of this Agreement cannot be achieved due to force majeure;

(3) if the purpose of the Agreement cannot be achieved due to the breach of Party A, Shangkun Kefa and Party D, Mengxiang Education shall have the right to unilaterally rescind this Agreement;

(4) if the purpose of the Agreement cannot be achieved due to the breach of Party A by Mengxiang Education, Shangkun Kefa and Party A 1 shall have the right to rescind this Agreement jointly.

3. During the period from the date on which the first installment of the Convertible Loan is received to the expiration of the period in which Mengxiang Education exercises the converted interest and invests in the control interest in accordance with Article 4.2 hereof and Mengxiang Education fails to exercise the relevant right or, upon request of Mengxiang Education, Shang Kunkun Kefa pays off the Convertible Loan in full and the interest accrued thereon, Party A, Shangkun Kefa and Party D shall not conceal or transfer the Business and the assets involved, dispose of the Business and the assets involved at an unfair price, misappropriate the assets of the Business through unfair transactions or otherwise, or take other actions detrimental to the interests of Shang Kunkun Kefa and the legal subjects which directly or indirectly controlled thereby indirectly harming the interests of the proposed investor, that is, Mengxiang Education. Otherwise, Mengxiang Education shall have the right to rescind this Agreement unilaterally. Party A, Shangkun Kefa and Party D shall pay Mengxiang Education liquidated damages in the amount of RMB 30,000,000. Such liquidated damages are insufficient to cover all the losses suffered by Mengxiang Education, including, without limitation, direct economic losses, loss of obtainable interest and litigation costs, attorneys’ fees and preservation costs paid therefor, which shall be made up by Party A, Shangkun Kefa and Party D.

4. If Mengxiang Education is unable to exercise the transferred equity or the controlling interest in the Investment due to the willful breach of this Agreement by Party A, Shangkun Kefa and Party D (including, without limitation, delay in Internal Restructuring, delay in completing Financial Standardization, provision of false information or concealment of facts, refusal to cooperate with or passive treatment of the legal due diligence and financial audit, failure in satisfying the requirements for investment and merger and acquisition due to passive operation, delay in the execution of the debt-for-equity swap or investment control agreement by making unreasonable requirements, delay in the adoption of relevant resolutions, delay in the completion of registration of change in registered industrial and commercial items, creation of other obstacles for Mengxiang Education’s exercise of the Transferred Equity or the controlling interest in the Investment and any other matters concerned), Mengxiang Education shall have the right to unilaterally rescind this Agreement, and Party A, Shangkun Kefa and Party D shall pay Mengxiang Education liquidated damages in the amount of RMB 50,000,000; if such liquidated damages are insufficient to cover all losses suffered by Mengxiang Education, including, without limitation, direct economic losses, loss of anticipated interest, and litigation costs, attorneys’ fees and preservation fees paid therefor, Party A, Shangkun Kefa and Party D shall make up the deficiency.

5. Unless otherwise provided for herein, if Party A, Shangkun Kefa and Party D fail to perform or delay the performance of relevant obligations in accordance with this Agreement, Mengxiang Education shall have the right to rescind this Agreement unilaterally. Party A, Shangkun Kefa and Party D shall indemnify Mengxiang Education for all losses caused thereby, including, without limitation, direct economic losses, loss of anticipated interests, and litigation costs, attorneys’ fees and preservation costs incurred or paid in connection therewith. If the performance of the obligation involves the payment of money, Party A, Shangkun Kefa and Party D shall pay overdue fine to Mengxiang Education at the rate of 5 ‰ of the outstanding amount per day for each day of delay; if such overdue fine is insufficient to compensate all losses of Mengxiang Education, Party A, Shangkun Kefa and Party D shall make up any deficiency.

6. Unless otherwise provided for herein, if Mengxiang Education fails to perform relevant obligations in accordance with this Agreement or delays the performance of relevant obligations, it shall indemnify Party A 1 and Shangkun Kefa for all losses caused thereby, including, without limitation, direct economic losses, loss of obtainable interests, and litigation costs, attorneys’ fees and preservation costs incurred thereby; if the performance of the obligations involves the payment of amount, Mengxiang Education shall pay Party A 1 and Shangkun Kefa late payment fine in the amount of 5 ‰ of the outstanding amount per day for each day of delay; if such late payment fine is insufficient to compensate all of Pan and Shangkun Kefa’s losses, Mengxiang Education shall make up such late payment.

7. This Agreement shall be terminated in any of the following circumstances:

(1)	The obligations hereunder have been fully performed in accordance with the provisions hereof;

(2)	This Agreement shall be rescinded.

8. Legal Consequence of Termination of this Agreement: after the rescission of this Agreement, the performance of the obligations that have not been performed shall be terminated; if the obligations have been performed, the Non-Breaching Party may request the Breaching Party to assume the liabilities for breach of contract and compensation based on the performance of such obligations. The termination of rights and obligations hereunder shall not affect the validity of the confidentiality provisions, breach liabilities and dispute resolution provisions hereof.

Article IIX. Confidentiality

1. The Parties shall assume confidentiality obligations with respect to the financial and business status of the Parties and any other non-public information known by them during the negotiation and performance of this investment cooperation (hereinafter referred to as the “Trade Secrets”). Without prior written consent of the Parties holding such Trade Secrets, none of the Parties may disclose the Trade Secrets of the other Parties to a third party or make the persons in the companies or professional institutions engaged by the Parties, who have no need to know the contents of this Agreement, aware of the above Confidential Information. Party A, Shangkun Kefa and Party D assume confidentiality obligations with respect to the provisions hereof and negotiations regarding this Agreement made known to them (hereinafter referred to as “Other Confidential Information”). Without prior written consent of Mengxiang Education and prior examination and approval of contents and methods of disclosure, none of Party A, Shangkun Kefa or Party D shall disclose the Other Confidential Information to a third party or make the persons in the companies or professional institutions engaged by the Parties, who have no need to know the contents of this Agreement, aware of the above Confidential Information. However, Party B, as a member of NASDAQ-listed company group, makes disclosure in accordance with the applicable relevant laws and regulations, requirements of American Stock Exchange or requirements for internal governance of the listing company.

2. Any Party may disclose the Confidential Information under the following circumstances:

(1) if such disclosure is required by laws or administrative regulations;

(2) if such disclosure is required by the supervision of the relevant judicial department or governmental authority in accordance with laws;

(3) if the relevant Confidential Information has been in the public domain before its obtainment or receipt of the Confidential Information;

(4) if the information has become public through no fault of such Party; or

(5) if prior written consent has been issued by the other Party to the disclosure.

3. The confidentiality obligation shall survive rescission/termination/suspension of this Agreement, without limit in time until such trade secrets or other Confidential Information have been in the public domain.

Article IX. Governing Law and Resolution of Disputes

1. This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China.

2. Any dispute arising from the performance of this Agreement or in connection with this Agreement shall be resolved by the Parties through friendly negotiation. If such negotiation fails, any Party shall have the right to submit the dispute to the Shanghai Arbitration Committee for arbitration. Such arbitration award shall be final and legally binding upon all Parties.

Article X. Effectiveness of this Agreement and Miscellaneous

1. This Agreement shall become effective upon and from the date on which the Parties affix their signatures or seals on this Agreement.

2. If any provision or part of any provision of this Agreement is held to be illegal, invalid or unenforceable in accordance with applicable laws, the remaining provisions shall not be affected by this.

3. No failure or delay on the part of any Party to exercise any right or remedy under this Agreement shall constitute a waiver of such right or remedy. Any single or partial exercise of any right or other remedy under this Agreement by any Party shall not affect the exercise of such right or remedy again.

4. This Agreement is made in six counterparts with Party A 1, Shangkun Kefa and Mengxiang Education holding one counterpart respectively and the remaining three counterparts shall be used for the completion of relevant registration procedures. Each counterparts shall has the same legal effect.

5. The matters not mentioned herein shall be implemented in accordance with the provisions of laws and regulations; in the case of no provision for such matters, Party A 1, Shangkun Kefa and Mengxiang Education may enter into a supplemental agreement separately. The supplemental agreement shall have the same legal effect as this Agreement.

(The remainder of this page is intentionally left blank)

Annex 1: List of Subjects of Shang Kun Education and the Restructuring Content and Time Limit

Annex 2: Payment Plan of Party A for Convertible Bond;

Annex 3: List of the Property Owned by Party A 1 to Party A 4

Annex 4: Lending Agreement .

(Signature Page 1 of the Investment Cooperation Agreement)

Party A 1: Pan Heyong

/s/

Party A 2: Jiang Lihua

/s/

Party A 3: Pan Xinxin

/s/

Party A 4: Wang Qingqing

/s/

Party A 5: Pan Heshi

/s/

Party A 6: Zhao Zeping

/s/

(Signature Page 2 of the Investment Cooperation Agreement)

Party A 7: Ye Fuying

/s/

Party A 8: Jaing Haitao

/s/

Party A 9: Jiang Songtao

/s/

Party A 10: Jiang Hongtao

/s/

Party C: Beijing Shangkun Education and Technology Development Co., Ltd., Ltd. (seal)

Signature of legal representative:

/s/

Party D 1: Beijing Shangkun Education Holdings Group Co., Ltd. (seal)

Signature of legal representative:

/s/

(Signature Page 3 of the Investment Cooperation Agreement)

Party D 2:Beijing Dongcheng District Shangkun Education High-Tech Vocational Training School(seal)

Signature of legal representative:

/s/

Party D 3: Beijing Changping District Shangkun Vocational Training School (seal)

Signature of legal representative:

/s/

Party D 4: Langfang City Rail Transit Technical School (seal)

Signature of legal representative:

/s/

Party D 5: Langfang High-Tech Vocational Training School (seal)

Signature of legal representative:

/s/

Party D 6: Kaifeng Zhongyuan City Rail Transportation Technical School (seal)

Signature of legal representative:

/s/

(Signature Page 4 of the Investment Cooperation Agreement)

Party D 7: Tianjin, Binhai New Area Bohai Vocational Training School(seal)

Signature of legal representative:

/s/

Party D 7: Qingdao Shinan District Binhai Vocational Training School(seal)

Signature of legal representative:

/s/

Party B: Zhejiang Lishui Mengxiang Education Development Co., Ltd. (seal)

Signature of legal representative:

/s/

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